UNITED STATES
                   SECURITIES AND EXCHANGE COMMISSION
                         Washington, D.C. 20549


                               FORM 8-K

                            CURRENT REPORT

   Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934





     Date of Report (Date of earliest event reported):  March 29, 1999




                   NETTER DIGITAL ENTERTAINMENT, INC.
        (Exact name of registrant as specified in its charter)


           Delaware           		   0-26884           		  95-3392054
(State or other jurisdiction		  (Commission 		      	  (IRS Employer
 of incorporation)			            File Number)		 	       Identification No.)



   5125 Lankershim Boulevard
         North Hollywood                      			     91601
(Address of principal executive offices)			        (Zip Code)


Registrant's telephone number, including area code:    (818) 753-1990






Item 5.	Other Events.

   		On March 29, 1999, Netter Digital Entertainment, Inc., a Delaware corporation (the "Company"), obtained a $1.0 million funding facility (the "Facility") from AIB Investments Pty Limited ("AIB"), an Australian
corporation.   Each increment of principal drawn on the Facility will be
evidenced by a non-interest bearing Senior Subordinated Convertible Note, due March 29, 2002, convertible into shares of the Company's common stock at a conversion rate of $2.00 per share, subject to anti-dilution adjustments. Effective March 29, 1999, AIB also received five-year warrants (the "Warrants") to purchase up to a maximum of 750,000 shares of the Company's common stock, at an exercise price of $2.50 per share, subject to anti-dilution adjustments and to a proportionate decrease in the shares exercisable under such Warrants to the extent the full $1.0 million of the Facility is not drawn down by April 15, 2000. In connection with this transaction, the Company has appointed Nicholas Bain as AIB's representative on the Company's Board of Directors.
AIB may become entitled to a second representative on the Board of Directors through a sufficient capital infusion through the Facility and its exercise of the Warrants. AIB has executed a standstill agreement whereby AIB and its affiliates shall not acquire, before March 29, 2001 and subject to certain exceptions, additional shares of the Company's capital stock giving them greater than 30% of the combined voting power of the Company.


Item 7.	Financial Statements and Exhibits.

(c)	 Exhibits.

    	4.1 	Purchase Agreement dated March 29, 1999 between the Company and AIB.
         (1)

	    4.2  Warrant dated March 29, 1999. (1)

	    4.3	 Standstill Agreement dated March 29, 1999. (1)

     20.	 Press Release, dated March 31, 1999. (1)

--------------------------------
(1)	Filed herewith.


                                 SIGNATURES

	Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed by the undersigned hereunto duly authorized.

                           						NETTER DIGITAL ENTERTAINMENT, INC.



Dated:  March 29, 1999			By: /s/ Chad Kalebic
                					        Chief Financial Officer



Exhibit 4.1